EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Levi Strauss & Co.:

We consent to the use of our reports included herein and to the references to our firm under the headings “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

April 21, 2003